Exhibit 99.1

Serefex Announces Strategic 5 Million Dollar Institutional Financing

Naples, Florida, June 15, 2006 - SEREFEX CORPORATION (NASDAQ OTCBB: SFXC: SFXC-news) today announced that it has entered into a Standby Equity Distribution Agreement (SEDA) with Cornell Capital in which Cornell Capital has committed to finance up to $5 million of capital to support the continued development, marketing and national branding of the company's products, including Fridge Tape® and Chat-N-Mouse™.

The SEDA allows Serefex to raise capital as required in amounts deemed suitable by the company, with certain limitations, during a two year period once a registration statement is filed by Serefex and declared effective by the Securities and Exchange Commission (SEC). Serefex will determine if and when to draw down on this facility, subject to certain conditions.

Brian S. Dunn, President and CEO of Serefex, commented, "The SEDA gives us flexibility to raise capital if and when needed. These facilities are an integral part of our overall financing strategy for the company. With this financing structure now in place, we have the opportunity to finance the company at times when we believe it to be most appropriate, as development and commercial milestones are achieved or when additional liquidity is necessary. Serefex has flexibility under the terms of the SEDA to raise capital outside the SEDA in transactions such as PIPE’s if we feel it is beneficial to do so. The SEDA together with this ability to raise capital in alternate transactions allows us to make financing decisions that we believe will be in the best interest of Serefex and its shareholders."

Certain details of the Standby Equity Distribution Agreement are as follows:

*	For a period of 2 years Serefex can draw down up to $5 million from Cornell in exchange for Serefex common stock.

* Serefex can draw down on the SEDA after a registration statement is filed by Serefex and is declared effective by the SEC.

* Serefex is not obligated to utilize any of the $5 million available under the SEDA and there are no minimum commitments or penalties if the SEDA is not utilized.

* The SEDA does not prohibit Serefex form conducting debt or equity financings.

* Capital may be drawn down under the SEDA up to a maximum of $300,000 per draw down. Cornell shall purchase shares of common stock at a 5% discount to the closing Volume Weighted Average Price (VWAP) over a predetermined period and a commitment fee of 5% of the draw down amount.

* Cornell is precluded from beneficially owning more than 9.9% of the outstanding common stock of Serefex.

Serefex is an emerging consumer products Company focused on developing, marketing and distributing unique patented, trademarked or patent pending products to the North American marketplace through its channel of national US retailers, Catalogs, Internet and Television Commerce. Serefex markets Fridge Tape®, Chat-N-Mouse™ and is developing other products for daily consumer usage.

This press release contains certain statements that are forward-looking within the meaning of Section 27a of the Securities Act of 1933, as amended, and that involve risks and uncertainties, including but not limited to statements made relating to the terms of the SEDA, our ability to draw down on the SEDA, the results of our Fridge Tape® and Chat-N-Mouse ™ retail initiatives, including manufacturing, marketing and sales of the product, and our ability to achieve milestones and near-term positive cash flow, our expected commercial and development milestones in 2006 and our planned expansion of our commercial activities in the North American marketplace. These statements are subject to numerous risks, including but not limited to the uncertainties associated with research and development activities, sales revenues, our ability to raise capital, the timing of and our ability to achieve regulatory approvals, dependence on others to market our licensed products, collaborations, future cash flow, our ability to repay our outstanding obligations, projected future revenue growth and our ability to generate near term revenues, the future success of the Company's marketed products Fridge Tape® and Chat-N-Mouse™ and other products in various stages of development, our ability to achieve revenue milestones and other risks detailed in the Company's Annual Report on Form 10- K for the year ended December 31, 2005, and other reports filed by us with the Securities and Exchange Commission.